Filed in the Office of	Business Number C22490-1997
Barbara K. Cegavske	Filing Number 20222072392
Secretary of State State Of Nevada	Filed On 2/1/2022 11:17:00 AM
	Number of Pages 14

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Profit Corporation:

Certificate of Amendment (PURSUANT TO NRS 78.380 & 78.385/78.390)

Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS 78.403)

Officer's Statement (PURSUANT TO NRS 80.030)

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity Information:

Name of entity as on file with the Nevada Secretary of State: Rogue One, Inc.

Entity or Nevada Business Identification Number (NVID): C22490-1997

2. Restated or Amended and Restated Articles: (Select one)

(If amending and restating only, complete section 1,2 3, 5 and 6)

[X] Certificate to Accompany Restated Articles or Amended and Restated Articles

[X] Restated Articles - No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on: 01/19/2022

The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate.

[ ] Amended and Restated Articles

* Restated or Amended and Restated Articles must be included with this filing type.

3. Type of Amendment Filing Being Completed: (Select only one box)

(If amending, complete section 1, 3, 5 and 6.)

[X] Certificate of Amendment to Articles of Incorporation (Pursuant to NRS 78.380 - Before Issuance of Stock)

The undersigned declare that they constitute at least two-thirds of the following:

(Check only one box) [ ] incorporators [X] board of directors

The undersigned affirmatively declare that to the date of this certificate, no stock of the corporation has been issued

[ ] Certificate of Amendment to Articles of Incorporation (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:

[ ] Officer's Statement (foreign qualified entities only) -

Name in home state, if using a modified name in Nevada:

Jurisdiction of formation:

Changes to takes the following effect:

[ ] The entity name has been amended.
[ ] The purpose of the entity has been amended.
[ ] The authorized shares have been amended.
[ ] Other: (specify changes)
[ ] Dissolution
[ ] Merger
[ ] Conversion

* Officer's Statement must be submitted with either a certified copy of or a certificate evidencing the filing of any document, amendatory or otherwise, relating to the original articles in the place of the corporations creation.

This form must be accompanied by appropriate fees.

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Profit Corporation:

Certificate of Amendment (PURSUANT TO NRS 78.380 & 78.385/78.390)

Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS 78.403)

Officer's Statement (PURSUANT TO NRS 80.030)

4. Effective Date and Time: (Optional)	Date: Time: (must not be later than 90 days after the certificate is filed)
5. Information Being Changed: (Domestic corporations only)	Changes to takes the following effect: ☐ The entity name has been amended. ☐ The registered agent has been changed. (attach Certificate of Acceptance from new registered agent) ☐ The purpose of the entity has been amended. ☐ The authorized shares have been amended. ☐ The directors, managers or general partners have been amended. ☐ IRS tax language has been added. ☐ Articles have been added. ☐ Articles have been deleted. ☒ Other. NO CHANGES The articles have been amended as follows: (provide article numbers, if available) (attach additional page(s) if necessary)
6. Signature: (Required)	X [signature] CEO Signature of Officer or Authorized Signer Title X Signature of Officer or Authorized Signer Title *If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

Please include any required or optional information in space below:
(attach additional page(s) if necessary)

This form must be accompanied by appropriate fees.

RESTATED ARTICLES OF INCORPORATION
OF
ROGUE ONE, INC.

Pursuant to Section 78.403 of the Nevada Revised Statutes (the "NRS"), and pursuant to resolutions adopted, ratified and approved by the Board of Directors (the "Board Consent"), the undersigned officers, duly authorized by the Board Consent of Rogue One, Inc. (the "Corporation"), which was originally organized under the laws of the State of Nevada on the 9th day of October, 1997, do hereby adopt and make the following Restated Articles of Incorporation (the "Articles of Incorporation") in accordance with the Board Consent and the NRS:

Article First: Name

The name of the Corporation is Rogue One, Inc.

Article Second: Purpose and Business

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the NRS of the State of Nevada, including, but not limited to the following:

(a) The Corporation may at any time exercise such rights, privileges and powers, when not inconsistent with the purposes and object for which this Corporation is organized;

(b) The Corporation shall have power to have succession by its corporate name in perpetuity, or until dissolved and its affairs wound up according to the law;

(c) The Corporation shall have power to sue and be sued in any court of law or equity;

(d) The Corporation shall have power to make contracts;

(e) The Corporation shall have power to hold, purchase and convey real and personal estate and to mortgage or lease any such real and personal estate with its franchises. The power to hold real and personal estate shall include the power to take the same by devise or bequest in the State of Nevada, or in any other state, territory or country;

(f) The Corporation shall have power to appoint such officers and agents as the affairs of the Corporation shall require and allow them suitable compensation;

(g) The Corporation shall have power to make Bylaws not inconsistent with the constitution or laws of the United States, or of the State of Nevada, for the management, regulation and government of its affairs and property, the transfer of

its stock, the transaction of its business and the calling and holding of meetings of stockholders;

(h) The Corporation shall have the power to wind up and dissolve itself, or be wound up and dissolved;

(i) The Corporation shall have the power to adopt and use a common seal or stamp, or to not use such seal or stamp, and if one is used, to alter the same. The use of a seal or stamp by the Corporation on any corporate documents is not necessary. The Corporation may use a seal or stamp, if it desires, but such use or non-use shall not in any way affect the legality of the document;

(j) The Corporation shall have the power to borrow money and contract debts when necessary for the transaction of its business or for the exercise of its corporate rights, privileges or franchises, or for any other lawful purpose of its incorporation; to issue bonds, promissory notes, bills of exchange, debentures and other obligations and evidence of indebtedness, payable at a specified event or events, whether secured by mortgage, pledge or otherwise, or unsecured for money borrowed, or in payment for property purchased, or acquired, or for another lawful object;

(k) The Corporation shall have the power to guarantee, purchase, hold, sell, assign, transfer, mortgage, pledge or otherwise dispose of the shares of the capital stock of, or any bonds, securities or evidence in indebtedness created by any other corporation or corporations in the State of Nevada, or any other state or government and, while the owner of such stock, bonds, securities or evidence of indebtedness, to exercise all the rights, powers and privileges of ownership, including the right to vote, if any;

(l) The Corporation shall have the power to purchase, hold, sell and transfer shares of its own capital stock and use therefor its capital, capital surplus, surplus or other property or funds;

(m) The Corporation shall have the power to conduct business, have one or more offices and hold, purchase, mortgage and convey real and personal property in the State of Nevada and in any of the several states, territories, possessions and dependencies of the United States, the District of Columbia and in any foreign country;

(n) The Corporation shall have the power to do all and everything necessary and proper for the accomplishment of the objects enumerated in its articles of incorporation, or any amendments thereof, or necessary or incidental to the protection and benefit of the Corporation and, in general, to carry on any lawful business necessary or incidental to the attainment of the purposes of the Corporation, whether or not such business is similar in nature to the purposes set forth in the articles of incorporation of the Corporation, or any amendment thereof;

(o) The Corporation shall have the power to make donations for the public welfare or for charitable, scientific or educational purposes; and

(p) The Corporation shall have the power to enter partnerships, general or limited, or joint ventures, in connection with any lawful activities.

Article Third: **Capital Stock**

1. **Classes and Number of Shares.** The total number of shares of all classes of stock, which the Corporation shall have the authority to issue is one billion (1,000,000,000) shares which have a par value of $0.001 per share (the "Common Stock"), and one hundred million (100,000,000) shares of Preferred Stock, which have a par value of $0.00001 per share (the "Preferred Stock"), consisting of ten million (10,000,000) shares of Series A Convertible Preferred Stock; one hundred and twenty-five (125) shares of Series D Preferred Stock; and one hundred (100) shares of Series E Preferred Stock.

2. **Powers and Rights of Common Stock.**

(a) **Preemptive Rights.** No stockholder of the Corporation holding Common Stock shall have any preemptive or other right to subscribe for any additional un-issued or treasury shares of stock or for other securities of any class, or for rights, warrants or options to purchase stock, or for scrip, or for securities of any kind convertible into stock or carrying stock purchase warrants or privileges unless so authorized by the Corporation;

(b) **Voting Rights and Powers.** With respect to all matters upon which stockholders are entitled to vote or to which stockholders are entitled to give consent, the holders of the outstanding shares of the Common Stock shall be entitled to cast thereon one (1) vote in person or by proxy for each share of the Common Stock standing in the stockholder's name;

(c) **Dividends and Distributions.**

(i) **Cash Dividends.** Subject to the rights of holders of the Preferred Stock, holders of Common Stock shall be entitled to receive such cash dividends as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor;

(ii) **Other Dividends and Distributions.** The Board of Directors may issue shares of Common Stock in the form of a distribution or distributions pursuant to a stock dividend or split-up of the shares of Common Stock;

(iii) **Other Rights.** Except as otherwise required by the NRS and as may otherwise be provided in these Articles of Incorporation, each share of Common Stock shall have identical powers, preferences and rights, including rights in liquidation;

3. **Preferred Stock**. The powers, preferences, rights, qualifications, limitations and restrictions pertaining to the Preferred Stock or any series thereof, shall be such as may be fixed, from time to time, by the Board of Directors in the sole discretion, authority to do so being hereby expressly vested in such Board of Directors.

4. **Issuance of the Common Stock and the Preferred Stock**. The Board of Directors of the Corporation may from time to time authorize by resolution the issuance of any or all shares of the Common Stock and the Preferred Stock herein authorized in accordance with the terms and conditions set forth in these Articles of Incorporation for such purposes, in such amounts, to such persons, corporations, or entities, for such consideration and in the case of the Preferred Stock, in one or more series, all as the Board of Directors in its discretion may determine and without any vote or other action by the stockholders, except as otherwise required by law. The Board of Directors, from time to time, also may authorize, by resolutions, options, warrants and other rights convertible into Common Stock or Preferred Stock (collectively the "Shares") The Shares must be issued for such consideration, including cash, property, or services, as the Board of Directors may deem appropriate, subject to the requirement that the value of such consideration be no less than the par value of the Shares issued. Any Shares issued for which the consideration so fixed has been paid or delivered shall be fully-paid stock and the holder of such Shares shall not be liable for any further call or assessment or any other payment thereon, provided that the actual value of such consideration is not less than the par value of the Shares so issued. The Board of Directors may issue shares of Common Stock in the form of a distribution or distributions pursuant to a stock dividend or split-up of the shares of the Common Stock only to the then holders of the outstanding shares of the Common Stock.

5. **Cumulative Voting**. Except as otherwise required by applicable law, there shall be no cumulative voting on any matter brought to a vote of stockholders of the Corporation.

6. **Rights and Powers of Series A Preferred Stock.**

   (a) **Designation or Series; Rank**. This class of stock of the Corporation shall be named and designated as "Series A Preferred Stock." The number of shares initially constituting such series shall be up to ten million (10,000,000). The Series A Preferred Stock, with respect to distributions upon liquidation, dissolution or winding up, ranks (i) junior to any series of Preferred Stock of the Corporation the terms of which specifically provide that such series ranks senior to the Preferred Stock (the "Senior Stock"); (ii) PARI PASSU with any other series of Preferred Stock of the Corporation the terms of which specifically provide that such series ranks PARI PASSU with the Redeemable Preferred Stock (the "Parity Stock"); and (iii) senior to the Common Stock, par value $0.001 per share, of the Corporation and any series of Preferred Stock the terms of which specifically provide that such series ranks junior and subordinate to the Redeemable Preferred Stock (the "Junior Stock"). So long as any shares of Preferred Stock remain outstanding, the Corporation's Articles of Incorporation shall specify that any other class or series of stock issued, other than Common

Stock, is either Senior Stock, Parity Stock or Junior Stock. The Preferred Stock shall be subject to the creation of Senior Stock, Parity Stock and Junior Stock;

(b) **Dividends**. The holders of Series A Preferred Stock shall not be entitled to receive dividends paid on Common Stock.

(c) **Liquidation Preference.**

(i) **Distribution Amount**. In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series A Preferred Stock are entitled to receive out of the assets of the Corporation available for distribution to stockholders, before any distribution of assets is made to holders of Common Stock or any other stock ranking junior to the Redeemable Preferred Stock as to liquidation, a liquidating distribution as to each share in an amount equal to $0.50. The holders of Series A Preferred Stock and any Parity Stock hereafter issued that rank on a parity as to liquidation rights with the Series A Preferred Stock will be entitled to share ratably, in accordance with the respective preferential amounts payable on such stock, in any liquidating distribution that is not sufficient to pay in full the aggregate of the amounts payable thereon. Neither a consolidation or merger or other business combination of the Corporation with or into another corporation or other entity nor a sale, lease, or exchange or transfer of all or part of the Corporation's assets for cash, securities or other property will be considered a liquidation, dissolution or winding up of the Corporation.

(ii) **Non-Cash Distributions**. If any of the assets of the Corporation are to be distributed other than in cash under this Section (c), then the Board of Directors of the Corporation shall promptly engage independent competent appraisers to determine the value of the assets to be distributed to the holders of shares of the Series A Preferred Stock. The Corporation shall, upon receipt of such appraiser's valuation, give prompt written notice to each holder of shares of Series A Preferred Stock of the appraiser's valuation.

(d) **Voting.**

(i) **Voting Rights**. The holders of the Series A Preferred Stock will have the voting rights as described in this Section (d) or as required by law. For so long as any shares of the Series A Preferred Stock remain issued and outstanding, the holders thereof, voting separately as a class, shall have the right to vote on all stockholder matters equal to 66 2/3% of the total vote.

(ii) **Amendments to Articles and Bylaws**. So long as Series A Preferred Stock is outstanding, the Corporation shall not, without the affirmative vote of the holders of at least 66 2/3% of all outstanding shares of Series A Preferred Stock voting separately as a class (i) amend, alter or repeal any

provision of the Articles of Incorporation or the Bylaws of the Corporation so as to adversely affect the designations, preferences, limitations and relative rights of the Series A Preferred Stock or (ii) effect any reclassification of the Series A Preferred Stock.

(iii) **Amendment of Rights of Series A Preferred Stock**. The Corporation shall not, without the affirmative vote of the holders of at least 66 2/3% of all outstanding shares of Series A Preferred Stock, amend, alter or repeal any provision of this Statement of Designations, *provided, however*, that the Corporation may, by any means authorized by law and without any vote of the holders of shares of the Series A Preferred Stock, make technical, corrective, administrative or similar changes in this Statement of Designations that do not, individually or in the aggregate, adversely affect the rights or preferences of the holders of the Series A Preferred Stock.

(e) **Conversion Rights**.

(i) **Optional Conversion**. Shares of Series A Preferred Stock are convertible at the option of the holder(s) into that number of shares of the Corporation's Common Stock which result in the holder(s) receiving 51% of the issued and outstanding shares of the Corporation's Common Stock following the conversion. The Series A Preferred Stock must be converted in whole.

(ii) **Transfer Costs**. The Corporation shall pay any and all documentary stamp and other transaction taxes attributable to the issuance or delivery of shares of Common Stock upon conversion of any shares of Series A Preferred Stock; *provided, however*, that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock in a name other than that of the holder of the Series A Preferred Stock converted and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

(iii) **Common Reserved**. The Corporation shall reserve and keep available out of its authorized but unissued shares of Common Stock such number of shares of Common Stock as shall from time to time be sufficient to effect conversion of the shares of Series A Preferred Stock.

(iv) **Status of Shares**. All shares of Common Stock that may be issued upon conversion of the shares of Series A Preferred Stock will, upon issuance by the Corporation, be validly issued, fully-paid and non-assessable and free from all taxes, liens and charges with respect to the issuance thereof and free from preemptive rights.

7. **Rights and Powers of Series B Preferred Stock (Removed by prior Amendment).**

8. **Rights and Power of Series C Preferred Stock (Removed by prior Amendment).**

9. **Rights and Powers of Series D Preferred Stock.**

(a) **Designation.** This class of stock of this Corporation shall be named and designated "Series D Preferred Stock." It shall have one hundred twenty-five (125) shares authorized.

(b) **Dividends.** The Series D Preferred Stock shall be entitled to receive cash dividends from funds legally available on a *pro rata* basis at and with any dividends that may be paid to the holders of the Corporation's Common Stock.

(c) **Liquidation Rights.** In the event of any consolidation or merger of the Corporation which is in the nature of the winding up of the Corporation's business or sale of all or substantially all of the Corporation's assets (a "***Liquidation***"), each holder of record of shares of Series D Preferred Stock shall be entitled to be paid in cash in respect of each such share an amount equal to and at the same time as any amount that may be paid to the holders of the Corporation's Common Stock with any such amount equal, on a per share basis, to the amount paid per share to the holders of the Corporation's Common Stock.

(d) **Conversion.** Each holder of Series D Preferred Stock shall have the right to convert one (1) share of the Series D Preferred Stock into five million (5,000,000) shares of the Corporation's Common Stock upon thirty (30) calendar days' written notice to the Corporation.

(e) **Redemption.** Subject to the written approval of any holder of the Series D Preferred Stock, the Corporation may redeem one or more shares of the Series D Preferred Stock at a redemption price, as determined by the Corporation's Board of Directors and in such amount as shall be equal to the lesser of: (i) the price at which each said share of the Series D Preferred Stock was issued; or (ii) the fair market value of the consideration received by the Corporation in connection with the issuance of said share of the Series D Preferred Stock.

(f) **Voting Rights.** Except as otherwise provided by law, each share of Series D Preferred Stock shall not be entitled vote on all matters on which any of the stockholders are required or permitted to vote. And except as provided expressly herein or as required by law, the holders of the Series D Preferred Stock shall vote together with the Common Stock stockholders and not as a separate class. So long as any shares of the Series D Preferred Stock remain outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent) of the holders of at least a majority of the total number of shares of the Series D Preferred Stock then outstanding voting separately as a class, alter or change, in any material respect, the rights, preferences or privileges or the restrictions of the shares of the Series D Preferred Stock whether by amendment of the

Corporation's Certificate of Designation of Preferences or otherwise. At any meeting at which the holders of the Series D Preferred Stock are entitled to vote as a class pursuant to this provision, the holders of a majority of all outstanding shares of Series D Preferred Stock, present in person or represented by proxy, shall be necessary to constitute a quorum.

(g) **Notice.** Except as otherwise provided herein, any notice required to be given to the Corporation or holders of the Series D Preferred Stock shall be given in person, transmitted by email, delivered by a recognized national overnight express delivery service or sent by United States mail (certified or registered air mail for addresses outside of the continental United States), return receipt requested, postage prepaid and addressed to the Corporation at its principal office and to each holder of record at the holder's address as it appears on the books of the Corporation. Except as otherwise provided herein, any notice so given shall be deemed delivered upon the earlier of (i) actual receipt; (ii) receipt by sender of a confirmed receipt of tele-copied notice; (iii) two (2) business days after delivery of such overnight express service; or (iv) five (5) business days after deposit in the United States mail.

10. **Rights and Powers of Series E Preferred Stock.**

(a) **Designation.** This class of stock of this Corporation shall be named and designated "Series E Preferred Stock." It shall have one hundred (100) shares authorized.

(b) **Dividends.** The Series E Preferred Stock shall be entitled to receive cash dividends from funds legally available on a *pro rata* basis at and with any dividends that may be paid to the holders of the Corporation's Common Stock.

(c) **Liquidation Rights.** In the event of any consolidation or merger of the Corporation which is in the nature of the winding up of the Corporation's business or sale of all or substantially all of the Corporation's assets (a "***Liquidation***"), each holder of record of shares of Series E Preferred Stock shall be entitled to be paid in cash in respect of each such share an amount equal to and at the same time as any amount that may be paid to the holders of the Corporation's Common Stock with any such amount equal, on a per share basis, to the amount paid per share to the holders of the Corporation's Common Stock.

(d) **Conversion.** Each share of the Series E Preferred Stock shall be convertible into four hundred thousand (400,000) shares of the Corporation's Common Stock at any time from and after the Corporation receives thirty (30) calendar days' written notice from the holder of the Series E Preferred Stock confirming that the holder seeks to exercise the conversion rights set forth herein.

(e) **Redemption.** The shares of the Series E Preferred Stock may be redeemed by the Corporation only upon the express written consent of a holder of the Series E

Preferred Stock and only upon such terms as the holder and the Corporation determine by written agreement.

(f) **Voting Rights.** Except as otherwise provided by law, each share of Series E Preferred Stock shall not be entitled to vote, on all matters on which any of the stockholders are required or permitted to vote. And except as provided expressly herein or as required by law, the holders of the Series E Preferred Stock shall vote together with the Common Stock stockholders and not as a separate class. So long as any shares of the Series E Preferred Stock remain outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent) of the holders of at least a majority of the total number of shares of the Series E Preferred Stock then outstanding voting separately as a class, alter or change, in any material respect, the rights, preferences or privileges or the restrictions of the shares of the Series E Preferred Stock whether by amendment of the Corporation's Certificate of Designation of Preferences or otherwise. At any meeting at which the holders of the Series E Preferred Stock are entitled to vote as a class pursuant to this provision, the holders of a majority of all outstanding shares of Series E Preferred Stock, present in person or represented by proxy, shall be necessary to constitute a quorum.

(g) **Notice.** Except as otherwise provided herein, any notice required to be given to the Corporation or holders of the Series E Preferred Stock shall be given in person, transmitted by email, delivered by a recognized national overnight express delivery service or sent by United States mail (certified or registered air mail for addresses outside of the continental United States), return receipt requested, postage prepaid and addressed to the Corporation at its principal office and to each holder of record at the holder's address as it appears on the books of the Corporation. Except as otherwise provided herein, any notice so given shall be deemed delivered upon the earlier of (i) actual receipt; (ii) receipt by sender of a confirmed receipt of tele-copied notice; (iii) two (2) business days after delivery of such overnight express service; or (iv) five (5) business days after deposit in the United States mail.

Article Fourth: **Adoption of Bylaws**.

In the furtherance and not in limitation of the powers conferred by statute and subject to Article Fifth hereof, the Board of Directors is expressly authorized to adopt, repeal, rescind alter or amend in any respect the Bylaws of the Corporation (the "Bylaws").

Article **Fifth**: **Stockholder Amendment of Bylaws**.

Notwithstanding Article Fourth hereof, the Bylaws may also be adopted, repealed, rescinded, altered or amended in any respect by the stockholders of the Corporation, but only by the affirmative votes of the holders of not less than a majority of the voting power of all outstanding shares of voting stock, regardless of class and voting together as a single voting class.

Article Sixth: Board of Directors.

The business and affairs of the Corporation shall be managed by and under the direction of the Board of Directors. Except as may otherwise be provided pursuant to Section 4 or Article Third hereof in connection with rights to elect additional directors under specific circumstances, which may be granted to the holders of any class or series of Preferred Stock, the exact number of directors of the Corporation shall be determined from time to time by a bylaw or amendment thereto, providing that the number of directors shall not be reduced to less than one (1). The directors holding office at the time of the filing of these Articles of Incorporation shall continue as directors until the next annual meeting and/or until their successors are duly chosen.

Article Seventh: Term of Board of Directors.

Except as otherwise required by applicable law, each director shall serve for a term ending on the date of the third annual meeting of stockholders of the Corporation following the annual meeting at which such director was elected. All directors shall have equal standing.

Not withstanding the foregoing provisions of this Article Seventh, each director shall serve until his successor is elected and qualified or until his/her death, resignation or removal; no decrease in the authorized number of directors shall shorten the term of any incumbent director; and additional directors, elected pursuant to Section 4 or Article Three hereof in connection with rights to elect such additional directors under specified circumstances, which may be granted to the holders of any class or series of Preferred Stock, shall not be included in any class, but shall serve for such term or terms and pursuant to such other provisions as are specified in the resolution of the Board of Directors establishing such class or series.

Article Eighth: Vacancies on Board of Directors.

Except as may otherwise be provided pursuant to Section 4 or Article Third hereof in connection with rights to elect additional directors under specified circumstances, which may be granted to the holders of any class or series of Preferred Stock, newly created directorships resulting from any increase in the number of directors, or any vacancies on the Board of Directors resulting from death, resignation, removal or other cause, shall be filled solely by the quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of directors in which the new directorship was created or the vacancy occurred and until such director's successor shall have been elected and qualified or until such director's death, resignation or removal, whichever first occurs.

Article Ninth: Removal of Directors.

Except as may otherwise be provided pursuant to Section 4 or Article Third hereof in connection with rights to elect additional directors under specified circumstances, which may be granted to the holders of any class or series of Preferred Stock, any director may be removed from office only for cause and only by the affirmative vote of the holders of not less than a majority of the voting power of all outstanding shares of voting stock entitled to vote in connection with the election of such director, *provided, however*, that where such removal is

approved by a majority of the Board of Directors, the affirmative vote of a majority of the voting power of all outstanding shares of voting stock entitled to vote in connection with the election of such director shall be required for approval and such removal. Failure of an incumbent director to be nominated to serve an additional term of office shall not be deemed a removal from office requiring any stockholder vote.

Article Tenth: Stockholder Action.

Any action required or permitted to be taken by the stockholders of the Corporation must be effective at a duly called annual meeting or at a special meeting of stockholders of the Corporation, unless such action requiring or permitting stockholder approval is approved by a majority of the Board of Directors, in which case such action may be authorized or taken by the written consent of the holders of outstanding shares of voting stock having not less that the minimum voting power that would be necessary to authorize or take such action at a meeting of stockholders at which all shares entitled to vote thereon were present and voted, provided all other requirements of applicable law and in these Articles of Incorporation have been satisfied.

Article Eleventh: Special Stockholder Meeting.

Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by a majority of the Board of Directors or by the Chairman of the Board of Directors or the President. Special meeting may not be called by any other person or persons. Each special meeting shall be held at such date and time as is required by the person or persons calling the meeting, within the limits fixed by law.

Article Twelfth: Location of Stockholder Meetings.

Meetings of stockholders of the Corporation may be held within or without the State of Nevada, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision of the NRS) outside the State of Nevada at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws.

Article Thirteenth: Private Property of Stockholders.

The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatever, and the stockholders shall not be personally liable for the payment of the Corporation's debts.

Article Fourteenth: Stockholder Appraisal Rights in Business Combinations.

To the maximum extent permissible under the NRS of the State of Nevada, the stockholders of the Corporation shall be entitled to the statutory appraisal rights provided therein, with respect to any business combination involving the Corporation and any stockholder (or any affiliate or associate of any stockholder), which required the affirmative vote of the Corporation's stockholders.

Article Fifteenth: Other Amendments.

The Corporation reserves the right to adopt, repeal, rescind, alter or amend in any respect any provision contained in the Articles of Incorporation in the manner now or hereafter prescribed by applicable law and all rights conferred on stockholders herein granted subject to this reservation.

Article Sixteenth: Term of Existence.

The Corporation is to have perpetual existence.

Article Seventeenth: Liability of Directors.

No director of this Corporation shall have personal liability to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director or officers involving any act or omission of any such director or officer. The foregoing provision shall not alleviate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or, which involve intentional misconduct or a knowing violation of law; (iii) under applicable Sections of the NRS; (iv) the payment of dividends in violation of Section 78.300 of the NRS; (v) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article by the stockholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation for acts or omissions prior to such, repeal or modification.

IN WITNESS WHEREOF, the undersigned duly authorized officer hereby executes these Restated Articles of Incorporation of Rogue One, Inc., a Nevada corporation on this 20th day of January, 2022.

Joe E. Poe

Joe E. Poe, Jr., President and CEO